Filed Pursuant to Rule 433
                                                    Registration No.: 333-123990

             SECURITIZED ASSET BACKED RECEIVABLES LLC TRUST 2006-CB1
                             FREE WRITING PROSPECTUS



                    IMPORTANT NOTICE REGARDING THE CONDITIONS
                  FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

   The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 ext. 2663.

   The registration statement referred to above (including the prospectus) is incorporated in this free writing prospectus by reference and may be accessed by clicking on the following hyperlink:
http://www.sec.gov/Archives/edgar/data/1260840/000091412105000730
/0000914121-05-000730.txt.

     IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

   Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.


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   Reference is hereby made to Securitized Asset Backed Receivables LLC Trust
2006-CB1 and the related Free Writing Prospectus dated January 5, 2006, which was delivered to you on January 6, 2006. The size of the mortgage loan pool described in the Free Writing Prospectus has been reduced due to prepayments of certain of the mortgage loans, delinquencies and other factors. As a result of this change in size of the mortgage loan pool, the Class Certificate Balances of the certificates have changed from those disclosed in the Free Writing Prospectus. The revised Class Certificate Balances are as follows:

-------------------------------------------
   Class          Class Certificate Balance
-------------------------------------------

   AV-1             $ 287,298,000.00
-------------------------------------------

   AF-1             $ 181,287,000.00
-------------------------------------------

   AF-2             $ 114,164,000.00
-------------------------------------------

   AF-3             $  14,401,000.00
-------------------------------------------

   AF-4             $  34,428,000.00
-------------------------------------------

   M-1              $  27,495,000.00
-------------------------------------------

   M-2              $  25,878,000.00
-------------------------------------------

   M-3              $  15,769,000.00
-------------------------------------------

   M-4              $  14,556,000.00
-------------------------------------------

   M-5              $  13,748,000.00
-------------------------------------------

   M-6              $  12,535,000.00
-------------------------------------------

   B-1              $  11,321,000.00
-------------------------------------------

   B-2              $  10,513,000.00
-------------------------------------------

   B-3              $   8,087,000.00
-------------------------------------------

   B-4              $  10,917,000.00
-------------------------------------------

   B-5              $   8,491,000.00
-------------------------------------------

   N and X          $  17,791,655.59